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EXHIBIT 10.1: Amendment to Employment Agreement between Registrant and Irene
Math.

  Re: Agreement and Amendment (this "Agreement")

Dear Irene:

  The purpose of this letter is to effect amendments to, and certain agreements regarding: (1) your Employment Agreement dated November 4, 1996 between EarthWeb Inc. (the "Company") and you (as amended to date, the "Employment Agreement"); (2) your Incentive Stock Option Agreement dated February 18, 1997 (the "February Grant"); (3) your Incentive Stock Option Agreement dated September 30, 1997 (the "September Grant"); (4) your Incentive Stock Option Agreement dated January 30, 1998 (the "January Grant"); (5) your Performance Stock Option Award Agreement dated June 15, 1999 and notice relating thereto (the "1999 PSO Grant"); and (6) your Nonqualified Stock Option Award Agreement dated June 15, 1999 and notice relating thereto (the "1999 NQO Grant" and, together with the 1999 PSO Grant, the January Grant, the September Grant and the February Grant, the "Award Agreements"); and all terms used herein as defined which are not otherwise defined herein shall be used as defined in the respective agreement), as follows:

  1. Section I of Schedule A to the Employment Agreement is hereby deleted in its entirety and replaced with the following: "Employee's title: Senior Vice President."

  2. Section II of Schedule A to the Employment Agreement is hereby amended by adding the following at the end of said Section II:

  "After January 31, 2000, Employee's job responsibilities will become the following:

  . Working with EarthWeb's executives and such other outside individuals as necessary to manage the Company's relationship with its investors.

  . Working with heads of EarthWeb's business units/departments to maximize profitability and control costs.

  .  Strategic planning, financial forecasting and strategic initiatives.

  . Any extended travel required of the Employee in connection with the performance of her duties hereunder shall be mutually agreed upon.

; provided, however, that notwithstanding the foregoing, effective as of January 31, 2000, Employee shall continue to perform her job responsibilities as they existed prior to January 31, 2000 (the "Existing Responsibilities") for a period of up to five additional months if no individual is hired within that period to perform the Existing Responsibilities, and in consideration thereof, the Company shall: (i) in addition to Employee's annual salary and bonus, pay Employee an additional $2,500 as of the first day of each month subsequent to January 31, 2000 (A) that Employee is required to continue performing her Existing Responsibilities and (B) for the month succeeding the month in which an individual is hired and commences performing Employee's existing Responsibilities, and (ii) accelerate the vesting with respect to 1,500 of the shares of Common Stock subject to the 1999 NQO Grant for each month in which Employee receives a $2,500 payment described in clause (i).

  3. Section III of Schedule A to the Employment Agreement is hereby amended by adding the following at the end of said Section III:

  "Notwithstanding anything in this Agreement to the contrary, Employee shall have the right and option at any time after the earlier to occur of (i) in the event an employee is hired by the Company to take over Employee's Existing Responsibilities and commences such Existing Responsibilities before May 1, 2000, on May 1, 2000, and (ii) June 30, 2000, (such May 1, 2000 or June 30,
2000, as applicable, shall hereinafter be referred to as the "Election Date"), to elect to be employed by EarthWeb on a "part-time" basis (the "Part-Time Election"). For purposes of the Employment Agreement and all bonuses, stock option grants and other equity

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arrangements, the term "part-time" shall mean working (i) no less than 9 hours per month, and (ii) no more than four days (i.e., 36 hours) per week. Employee shall not be required to perform any services other than during reasonable (i.e., 9 a.m. to 5 p.m.) business hours. In the event Employee makes the Part-Time Election, her base compensation shall be calculated on a per diem basis and the basis on which such calculation shall be made shall be her salary in effect immediately prior to the Part-Time Election."

  4. Section VI of Schedule A to the Employment Agreement is hereby amended by adding the following at the end of said Section VI:

  "In the event that Employee shall have her employment terminated after such time as she has made the Part-Time Election, and such termination is after January 1, 2001, then Employee shall not be entitled to receive the cash portion of her severance benefit outlined above."

  5. It is hereby acknowledged and confirmed that under each of the Award Agreements, so long as Employee remains a full or part-time employee of the Company, all options awarded under each of the Award Agreements will continue to vest. It is further acknowledged and agreed that, if Employee's employment terminates for any reason (including, without limitation, voluntary resignation by Employee or termination by the Company for any reason or no reason) after the Election Date, (A) 15% of the options awarded under each of the Award Agreements shall be immediately vested and exercisable and (B) all options awarded under each of the Award Agreements will continue (as contemplated under the Employment Agreement) to vest during the period beginning on the date of such termination and ending on the date six months thereafter, and the Company hereby acknowledges and agrees that (i) such options shall be exercisable at the stated exercise price during the term thereof (notwithstanding any termination of employment), and (ii) to the extent an option is exercised under the February Grant, September Grant or January Grant within the first three months of the date of termination, such options shall be treated as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Without limiting the applicability of the foregoing sentence, if the Company terminates Employee's employment with the Company other than for Cause (as defined below) or Employee quits for "Good Reason" (as defined below) after the Election Date, but prior to June 30, 2002, (A) all options awarded under each of the Award Agreements which otherwise would have become vested as of June 30, 2002 if Employee continued employment until such date shall become fully vested and immediately exercisable and (B) to the extent the immediate exercise by Employee would result in a "disqualifying disposition" as defined in Section 422 of the Code or would not be treated as incentive stock options due to the application of Section 422(d), the Company shall pay Employee an additional amount equal to the sum of all applicable federal, state and local income taxes in excess of the applicable capital gains rate thereupon so that the net-tax effect on Employee will the same as though such exercise were a qualifying disposition of an "incentive stock option" under Section 422(b) of the Code.

  For purposes hereof:

    "Cause" shall mean conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude where such felony or misdemeanor has a demonstrable, material adverse effect on the Company.

    "Good Reason" shall mean, unless otherwise consented to in writing by the
  Employee: (i) the reduction or change of the Employee's compensation, title, authority, duties or responsibilities with the Company (other than as contemplated hereunder); (ii) any other material breach by the Company of this Agreement, the Employment Agreement (as amended) or the Award Agreements; or (iii) upon and after the Employee makes a Part-Time Election, assignment of tasks (including, without limitation, time periods for completion) not reasonably consistent with Employee's part-time schedule, as set forth in paragraph 3 above; provided, however, that "Good Reason" shall not be deemed to exist until the Employee shall have given the Company written notice of the basis for the Employee's claim that "Good Reason" exists and the Company shall have failed to cure such basis in all material respects within 30 days of its receipt of such notice.

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  6. The 1999 NQO Grant is hereby amended to provide for the accelerated vesting of 1,500 shares of Common Stock per month as described in the last paragraph of Section 2 of this Agreement.

  7. With respect to the 1999 PSO Grant, the Company hereby acknowledges and agrees (i) 15,000 shares subject to such option will vest as of November 30, 1999 based upon satisfaction of certain acquisition integration performance goals for the third quarter of the fiscal year, (ii) 2,500 shares subject to such option will vest based upon the achievement of additional investment bank research coverage of the Company, and (iii) 2,500 shares subject to such option will vest upon completion and announcement of a significant acquisition or financing transaction.

  8. With respect to each Award Agreement, the Company hereby acknowledges and agrees that upon a "Change in Control," as defined under the amended and restated 1998 Stock Incentive Plan, the Company shall take all actions necessary cause all options awarded under each of the Award Agreements to become fully vested and immediately exercisable.

  9. Subject to Section 5 of the Employment Agreement, after the Election Date, nothing in this Agreement shall prohibit Employee from engaging or participating in any business, as an employee, consultant, agent, principal, partner, manager, stockholder, officer, director or in any other individual or representative capacity.

  10. The Company agrees to cause all documents to be executed or amended as appropriate to carry out the provisions of the amendments and agreements set forth herein.

  11. At all time hereafter, Employee agrees that to maintain the confidentiality of this Agreement and will not publicize the fact of this Agreement or any information pertaining to the payments and benefits provided for herein or any of its contents, except (i) to Employee's family, (ii) otherwise to Employee's or Company's professional advisors to provide financial, tax, legal and other similar advice, (iii) as required in connection with the preparation of Employee's tax returns for local, state and federal taxing authorities, (iv) to other administrative employees of the Company as is reasonably necessary to effectuate the terms of this Agreement, the Employment Agreement or the Award Agreements, or as may otherwise be reasonably necessary in the ordinary course of business, or (v) as required by law or legal process. The Company agrees that at all times hereafter, it will ensure the confidentiality of this Agreement and will not publicize the fact of this Agreement or any information pertaining to the payments and benefits provided for herein or any of its contents, except as required by law or legal process, and the Company agrees not to authorize anyone to, and agrees to instruct its senior executives that they should not, do anything that would be intended to or be reasonably likely to result in a breach of such confidentiality or to result in such publicity.

  The parties acknowledge that Company counsel has advised the Company that this Agreement is required to be filed with the SEC in accordance with all applicable rules.

  Except as amended by the amendments and agreements set forth herein, the remainder of each of the agreements defined in the first paragraph of this Agreement shall remain in full force and effect.

  Please indicate your acceptance of and agreement to this Agreement by executing the copy of this letter enclosed herewith and returning it to the undersigned.

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  This Agreement is hereby deemed to have been effective as of the 15th day of
June, 1999.

Very truly yours,

EarthWeb Inc.
By:
  ---------------------------------

Date:
   --------------------------------

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST SET
FORTH ABOVE:

------------------------------------
Irene Math

Date:
   --------------------------------


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